Exhibit 99

Paramount Pictures Provides Slate Financing Update

Hollywood, CA – November 7, 2017 – Paramount Pictures and Huahua Media have mutually agreed to end their slate financing agreement, which otherwise would have financed 25 percent of the Paramount film slate in fiscal 2017, 2018 and 2019, following recent changes to Chinese foreign investment policies. Paramount maintains its relationship with Huahua and looks forward to exploring opportunities to work together in the future.

Paramount announced it has secured a series of individual agreements with financing partners, including Hasbro Inc., Skydance Media and SEGA, among others, that will provide committed or expected financing for approximately 25 percent of the production costs of the studio’s film slate for fiscal 2018 and 2019.

Jim Gianopulos, Paramount Chairman and Chief Executive Officer, said, “The actions we are announcing today establish a financing model that is better aligned to Paramount's new strategic approach to film production. Our focus on a more balanced slate – a mix of big, broad-audience films and more targeted and co-branded films made with greater fiscal discipline – demands a more flexible and tailored financing model going forward. This structure positions us to capture more upside beyond 2019 as the new slate takes full effect.”

The production financing Paramount has secured is weighted toward its bigger budget films, allowing Paramount to capture greater upside on its more modestly budgeted titles, where presently there is no third party financing.

Viacom Inc. (NASDAQ: VIAB, VIA), the parent company of Paramount Pictures, expects a negative net impact of $59 million in the fourth fiscal quarter in connection with the termination of the Huahua agreement. The Company will provide additional information regarding its fourth quarter and full-year results during its regular quarterly earnings call on November 16, 2017, following the release of its earnings announcement.

About Paramount Pictures Corporation

Paramount Pictures Corporation (PPC), a global producer and distributor of filmed entertainment, is a unit of Viacom (NASDAQ: VIAB, VIA), a leading content company with prominent and respected film, television and digital entertainment brands. Paramount controls a collection of some of the most powerful brands in filmed entertainment, including Paramount Pictures, Paramount Animation, Paramount Television, Paramount Players, MTV Films, and Nickelodeon Movies. PPC operations also include Paramount Home Media Distribution, Paramount Pictures International, Paramount Licensing Inc., and Paramount Studio Group.

About Viacom

Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form content, apps, games, consumer products, social media experiences, and other entertainment content for audiences in more than 180 countries. Viacom's media networks, including Nickelodeon, Comedy Central, MTV, VH1, Spike, BET, CMT, TV Land, Nick at Nite, Nick Jr., Logo, Nicktoons, TeenNick, Channel 5 (UK), Telefe (Argentina) and Paramount Channel, reach over 3.9 billion cumulative television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment. Paramount Television develops, finances and produces programming for television and other platforms.

For more information about Viacom and its businesses, visit www.viacom.com. Keep up with Viacom news by following Viacom's blog at blog.viacom.com and Twitter feed at www.twitter.com/viacom.

Contacts

Chris Petrikin, 323-956-4420
Executive Vice President, Global Communications and Corporate Branding
chris_petrikin@paramount.com
or
Investors:
James Bombassei, 212-258-6377
Senior Vice President, Investor Relations
james.bombassei@viacom.com
or
Kareem Chin, 212-846-6305
Vice President, Investor Relations
kareem.chin@viacom.com